Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of CBD Media LLC and CBD Finance, Inc. of our report dated January 23, 2002 relating to the financial statements of Cincinnati Bell Directory, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

August 6, 2003